SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 27, 2004

CARROLL SHELBY INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-49738	86-1012155
(State or other jurisdiction	(Commission File Number)	(IRS Employer I.D. Number)
of incorporation)

11150 W. Olympic Blvd., Suite 1050

Los Angeles, California  90064

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (310) 914-1843

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.                                      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 27, 2004, Carroll Shelby International, Inc. (the “Company”)  reached agreement with Carroll Shelby, the Company’s Chief Executive Officer, Director and control stockholder, to extend to August 20, 2007 the due date of certain promissory notes of the Company owed to Shelby including that certain secured promissory note with a current principal balance equal to $1,500,000, and that certain secured promissory note with a current principal balance equal to $250,000, both of which are now due on August 31, 2004.

On the same date, the Company’s subsidiary, Carroll Shelby Licensing, Inc. (CSL), amended the license agreement between it and the Carroll Hall Shelby Trust (“Trust”) to provide for, among other matters, a grant in perpetuity of exclusive rights to Shelby’s intellectual properties in connection with all automotive products and related merchandise in exchange for the issuance to Shelby of a cash payment of $5,000,000 payable over five (5) years together with 5,000,000 stock warrants at a strike price of $2.00 per share.  In addition, the Company has agreed to a 5% increase to the current royalty paid by the Company to the Carroll Hall Shelby Trust.

These agreements between the Company, CSL, the Trust and Shelby were approved by the disinterested member of the Company’s Board of Directors and were subject to a third-party fairness opinion with respect to valuation of the Company and legal review.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARROLL SHELBY INTERNATIONAL, INC.
(Registrant)

By:	John Luft
John Luft
President / Chief Financial Officer

Dated:   August 27, 2004